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                                                                   EXHIBIT 10.36

                 NAMING, PROMOTiONAL AND SPONSORSHIP AGREEMENT
                 ---------------------------------------------

                                October 1, 1997

     The parties to this Agreement are NovaCare, Inc., a Delaware corporation, with an office located at 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406 ("NovaCare"), and the Philadelphia Eagles Limited Partnership, a Delaware limited partnership with an office located at 3501 South Broad Street, Philadelphia, Pennsylvania 19148-5298 ("Eagles").

                                   RECITALS
                                   --------

     A. NovaCare is a provider of services in rehabilitation, occupational therapy, Occupational Health (as defined below), physical therapy, conditioning and nutrition, and orthotics and prosthetics.

     B. The Eagles hold a franchise to play football representing the City of Philadelphia and the surrounding territory in the National Football League ("NFL").

     C. NovaCare wishes to obtain from the Eagles, and the Eagles wish to grant to NovaCare, naming, sponsorship and promotional rights with respect to the Eagles and to a corporate/team headquarters complex to be constructed for the use of the Eagles and its NFL team (the "Eagles Team") in exchange for cash sponsorship fees and other consideration.

     Accordingly, NovaCare and the Eagles have agreed as follows:

I.   Certain Definitions
     -------------------

     For purposes of this Agreement, the following capitalized terms shall have the following meanings:

     "Category" shall mean the service category consisting of the provision of direct services to patients in rehabilitation, occupational therapy, Occupational Health, physical therapy, conditioning and nutrition, and the product and services categories consisting of orthotics and prosthetics.

     "Category Competitor" shall mean any Person which (i) during the immediately preceding fiscal year earned, or is part of a group of companies majority owned by the same parent company which as a group earned, at least 35% of its (or their) gross revenues from the provision of products or services in the Category, or (ii) is primarily known in the Territory for its provision of products or services in the Category, owns and operates at least ten outpatient centers providing services in the Category in the Territory and had revenues from the provision of products and services in the Category in the Territory of at least $5 million in the immediately preceding fiscal year (such amount to be increased at the rate of 7% per Contract Year beginning in its 1998 Contract
Year). Notwithstanding the foregoing, however, the term "Category
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Competitor" shall not include any division, subsidiary, affiliate or parent of any Person that would be a Category Competitor under the preceding sentence if that division, subsidiary, affiliate or parent does not operate under the same tradename, trademarks or other identifying names or symbols used by such Person in the provision of products and services in the Category.

     "Contract Year" shall mean the period beginning on the date of this Agreement and ending December 31, 1997, and each subsequent twelve-month period beginning on January 1 and ending on December 31.

     "Game" or "Games" shall mean an NFL football game or games played during the NFL Season by the Eagles Team and shall include all actual play and all other periods between the start of such Game or Games and the end thereof, including, without limitation, all periods of time out, periods between quarters and halves, and overtime periods.

     "Home Game" shall mean a Game played in Veterans Stadium, Philadelphia, Pennsylvania, or any New Stadium.

     "Laws" shall mean all applicable statutes, rules, regulations, legally binding governmental policies and directives, court orders and laws of any type.

     "Licensed Marks" shall mean the logos, name, trademarks, tradenames and copyrighted design elements of the Eagles or the Eagles Team, as they may exist from time to time.

     "Name" shall mean the name and related logo recognition for the NovaCare Complex selected in accordance with Article III.B(i), subject to such changes as may be made pursuant to Article XIII.B.

     "New Stadium" shall mean any new facility in the Territory where the Eagles Team regularly plays home games during the Term.

     "NFL Entity" shall mean the NFL, NFL Properties, Inc., the NFL Trust, any successor to any of the foregoing, or any of their respective affiliates or subsidiaries in which a majority of NFL members has a direct or indirect ownership interest from time to time.

     "NFL Rules" shall mean the Constitution, By-Laws, rules, regulations, resolutions and agreements of the NFL Entities, as they may be in effect from time to time.

     "NFL Season" shall mean the season (customarily commencing in July and ending the following December or January) established by the NFL for playing NFL professional football games. "NFL Season" shall include all pre-season and regular season games but shall not include any post-season games unless specifically stated in this Agreement.

     "NovaCare Complex" shall mean the combined corporate/team headquarters complex to be constructed by or for the Eagles in the Territory, including any replacements thereof constructed during the Term. For purposes of the provisions of this Agreement that create

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obligations for the Eagles, the term "NovaCare Complex" shall not include the clinic that NovaCare has the right to construct at the site of the NovaCare Complex unless specifically stated in the Agreement.

     "NovaCare Marks" shall mean NovaCare's logos, name, trademarks, tradenames and copyrighted design elements, as they may exist from time to time, including any NovaCare Marks incorporated as part of the Name.

     "NovaCare Marketing" shall have the meaning set forth in Article VI.A.

     "Occupational Health" shall mean the service category consisting of the provision of a system of overall care and case management services with respect to the full continuum of diagnosis, treatment and rehabilitation care that arises from workplace injuries; provided, however, that Occupational Health shall not be construed to apply to any Person providing physician or other services that may consist of one or more elements of the foregoing but does not include all of such services.

     "officially opens" and words of similar import applied to the NovaCare Complex shall mean the date on which the Eagles obtain a certificate of occupancy from the appropriate governmental authority for the office building that will house the corporate/team headquarters that will form a part of the NovaCare Complex.

     "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust, joint venture, association, government (and any branch, division, agency or instrumentality thereof), governmental entity, or other entity.

     "Promotions" shall mean, collectively, the advertising and other promotion rights described in Article III.A, and the naming rights described in Articles III.B, in each case, subject to the terms of this Agreement.

     "Required Products and Services" shall mean, collectively, the equipment, products and services that NovaCare is obligated to provide to the Eagles Team, its current and former players and staff in each Contract Year during the Term pursuant to this Agreement.

     "Term" shall have the meaning set forth in Article II.

     "Territory" shall mean the City of Philadelphia and the other areas forming the Eagles Territory under NFL Rules.

     "Training Staff' shall mean a head trainer plus at least two assistant trainers, a strength and conditioning coach and at least one assistant, and any additional staff generally used from time to time by NFL teams whose functions fall within the type of products or services provided by NovaCare or that are included in the Category (for example, nutrition advisor).

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     "Use Restrictions" shall mean the applicable provisions of all (i) Laws;
(ii) NFL Rules; and (iii) contractually imposed requirements of any location or site where a Promotion or

NovaCare Marketing activity may be held or presented, including Veterans Stadium and any New Stadium; provided, however, that this clause (iii) shall not include any contractual requirements applicable to the NovaCare Complex that may adversely affect NovaCare's rights that have not been approved by NovaCare, which approval shall not be unreasonably withheld.

II.  Term
     ----

     The term of this Agreement shall begin on the date hereof and shall end on the last day of the Contract Year in which the "Year 25" payments set forth on Exhibit B have been made, unless sooner terminated pursuant to Article IX (the "Term").

III. Advertising and Promotional Rights: Naming Rights
     -------------------------------------------------

     A. The Eagles will provide for NovaCare's benefit the advertising and other promotion rights specified in Exhibit A during each Contract Year of the Term, subject to the terms and conditions specified in this Agreement (including Exhibit A) and NovaCare's compliance with the provisions of this Agreement. The Eagles will not, however, be obligated to begin providing or otherwise making available any Promotions with respect to the NovaCare Complex until after the official opening of the NovaCare Complex occurs. NovaCare shall only use the Promotions that represent advertising or sponsorship opportunities to advertise and promote products or services in the Category and the general corporate image of NovaCare.

     B. Subject to the terms and conditions specified in this Agreement and NovaCare's compliance in all material respects with the provisions of this Agreement, the Eagles shall cause NovaCare to receive the following rights at or with respect to the NovaCare Complex from and after its official opening:

          (i) the exclusive right (subject to Articles VI.B and XIII.B) to name and create a logo for the NovaCare Complex. If the Eagles do not approve any proposed name and logo prior to the official opening of the NovaCare Complex, the name shall be "NovaCare Complex" and shall include logo recognition for NovaCare in the form set forth on Exhibit D;

          (ii) the exclusive right to receive Name recognition on the facade of the main office complex; the marquee at the entrance to the complex; the road/directional signage leading to the complex (to the extent the Eagles control such signage); the rooftop of the main office complex; the rooftop of the indoor practice facility (if in a separate building on the site of the NovaCare Complex); a reasonable number of locations on the fencing surrounding the practice fields and in the center of the practice fields; the goal pads on the practice fields; the facade of the press conference podium; and on all apparel worn by key facility (such as groundkeepers) and Training Staff. The precise size and location of all Name recognition described under the preceding sentence shall be proposed by the Eagles and subject to the approval of NovaCare, which shall not be unreasonably withheld. All such recognition shall comply with all Use

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Restrictions applicable to the NovaCare Complex and, subject to Article XIII.B
(with respect to renaming and other changes) and Article V.J. (with respect to apparel to be provided by NovaCare), shall be created and installed by the Eagles at its expense, except that NovaCare shall provide any required artwork and design at its expense as and when reasonably requested by the Eagles; and

          (iii) the exclusive right to Name recognition on any other permanent signage at the NovaCare Complex, other than signage using the Licensed Marks and the logos, name, trademarks, tradenames and copyright design elements associated with the NFL, and customary labeling on products or point-of-sale material.

     C. Notwithstanding anything to the contrary in Article III.B, the Eagles shall have the right to display temporary signage at the NovaCare Complex on an event-by-event basis (including both single and multiple day events) that relate to or are sold in connection with the event for or by Persons who are not Category Competitors; provided, however, that the Eagles shall not place any temporary signage on the facade of the main office building without the prior consent of NovaCare, which shall not be unreasonably withheld. Temporary signage shall be displayed only during each event and for a reasonable time before the beginning and after the conclusion of each event to allow for set-up and removal (or covering up).

     D. The Eagles shall cause the NovaCare Complex to be constructed to conform to the high level of quality generally associated with the corporate/team headquarters of NFL teams, and shall include a high quality press room and high quality training room for players. The Eagles shall cause the NovaCare Complex to be maintained in a high quality manner but shall not be obligated to make capital improvements to cause the NovaCare Complex to conform to evolving standards of NFL quality during the Term.

     E. The Eagles shall refer, and shall use reasonable commercial efforts to cause and encourage others to refer, to the NovaCare Complex by its title name.

IV.  Exclusivity
     -----------

     A.   [Intentionally Omitted]

     B.   During the Term, the Eagles shall not do any of the following:

          (i) grant any Person the right to use the Licensed Marks in connection with the advertising or promotion of products or services in the Category;

          (ii) grant any Person the right to identify itself as a provider or supplier of products or services in the Category to the Eagles, its players or its Training Staff;

          (iii) grant any Person one or more of the Promotion rights other than the rights to acquire tickets, suites, parking passes and other rights generally available to the public in the

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Category or grant any Person any other present or future promotional, advertising or sponsorship activities (including at any New Stadium) in the Category;

          (iv) grant to any Category Competitor the right to use the Licensed Marks in connection with advertising or promotion;

          (v) grant to any Category Competitor the right to identify itself as a sponsor of, or as a provider or supplier of products or services to the Eagles, its players or its Training Staff; or

          (vi) grant to any Category Competitor one or more of the Promotion rights (other than the rights to acquire tickets, suites, parking passes and other rights generally available to the public) or grant any Category Competitor any other present or future promotional, advertising or sponsorship activities (including at any new Stadium).

     For purposes of this Section IV.B., a Person which is not a Category Competitor at the time such Person enters into a promotional, advertising or other sponsorship arrangement with the Eagles, but which becomes a Category Competitor during the pendency of such arrangement (and any renewal or extension of such arrangement), shall be subject only to Article IV.B(i)-(iii) but shall not be a Category Competitor for any other purpose in this Agreement, including
Article IV.B(iv)-(vi), and shall be permitted to use the Licensed Marks and appropriate designations in all general corporate advertising. The parties expressly agree that any restrictions under this Agreement on the Eagles' right to enter into arrangements with Category Competitors or other Persons apply only to the acts of the Eagles with respect to media under their control and not to the acts of third parties (such as Veterans Stadium or the broadcasters of Games involving the Eagles team).

     C. Except as expressly set forth in Section III.B and IV.B., the Eagles shall not be subject to any restrictions of any kind or description on its business activities, including, without limitation, any restrictions on its right to license the Licensed Marks, grant rights to or sell promotional, advertising or sponsorship products or services, acquire exclusive or non-exclusive sources of supply of products or services, or otherwise permit third parties to be associated with the Eagles, their players, coaches and staff. Without limiting the generality of the preceding sentence, the Eagles shall have the right (subject to Article III.B) to engage in transactions of any type with Persons engaged in (i) the retail distribution of conditioning and nutritional services (e.g., GNC, Bally's health club, Weight Watchers), (ii) the retail distribution of orthotic and prosthetic products, where either orthotics or prosthetics are not a primary aspect of the distributor's business (e.g., pharmacies, general retailers, medical supply companies), provided that such transaction does not infringe on NovaCare's right to provide such services directly to the Eagles, or (iii) in the hospital, medical or surgical care categories or any health care category other than the Category, including, without limitation, the right to renew, extend or replace its current sponsorship and promotion agreement with the Allegheny Health, Education and Research Foundation and its affiliates (together, "Allegheny"), which the Eagles represent and Warrant does not provide Allegheny with any rights in the Category, even if (subject to Article IV.B(i)-(iii)) Allegheny later becomes a Category Competitor. In addition, the Eagles shall have

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the right to acquire at its own expense from any third-party any product or service (or any brand of any product or service) in the Category for the use of its players or staff that is not supplied by NovaCare under Article V.H of this Agreement, provided that the supplier of such services is not granted the right to identify itself as a supplier to the Eagles.

     D.   [Intentionally Omitted].

     E. If the NovaCare Complex is constructed at the site in Philadelphia commonly referred to as the "Navyard," the Eagles shall cause NovaCare to receive identification on the street name to be incorporated in the address of the NovaCare Complex (but such identification need not extend to the street itself). If the NovaCare Complex is constructed at any other site, the Eagles shall use reasonable commercial efforts to obtain such street name identification for NovaCare on the street name to be incorporated in the address of the NovaCare Complex.

V.   Sponsorship Fees and Other Consideration
     ----------------------------------------

     In consideration for the rights granted to it under this Agreement, in each Contract Year during the Term NovaCare shall pay the Eagles a cash sponsorship fee, and shall provide the Required Products and Services, in accordance with the following:

     A. For the rights granted to it for the first Contract Year during the Term, NovaCare shall pay the Eagles the amount of $850,000, of which $425,000 shall be paid contemporaneously with the execution of this Agreement and $425,000 shall be paid on December 15, 1997.

     B. Unless the NovaCare Complex has officially opened, in each of the second (beginning January 1, 1998), third (beginning January 1, 1999) and fourth (beginning January 1, 2000) Contract Years of this Agreement, and, if ground has been broken on or prior to July 31, 2001 and construction is proceeding, in each subsequent Contract Year until the NovaCare Complex officially opens, NovaCare shall pay the Eagles the amount of $900,000 per Contract Year, which payments shall be made in three equal installments of $300,000 on June 1, September 1 and November 1 of each Contract Year, except that the June 1, 2001 payment may be deferred until August 1, 2001 if ground has not been broken prior to June 1.

     C. If ground has not been broken on the NovaCare Complex by July 31, 2001, or if the NovaCare Complex has not officially opened by July 31, 2004, NovaCare shall have the right to terminate this Agreement in accordance with
Article IX.B(i). If ground has not been broken on the NovaCare Complex by July 31, 2003, the Eagles shall have the right to terminate this Agreement in accordance with Article IX.C(ii). If neither party exercises its right of termination in accordance with Article IX.B(i) or IX.C(ii), as the case may be, the aggregate cash sponsorship fee in each Contract Year shall continue to be $900,000 and shall continue to be payable on each June 1, September 1 and November 1, until the official opening (or, if applicable, termination), occurs.

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     D.   If the NovaCare Complex officially opens on or prior to the first Game played by the Eagles Team in any Contract Year, the aggregate cash fee that NovaCare is obligated to pay to the Eagles in that Contract Year shall be increased to the amount set forth next to "Year 1" on Exhibit B (i.e., $1,400,000) and the aggregate cash sponsorship fee due in each of the twenty-four subsequent Contract Years shall be equal to the amount set forth on Exhibit B for years 2-25, as applicable. The aggregate amount due in the Contract Year in which the official opening occurs and each subsequent Contract Year shall be paid in four equal installments on March 1, June 1, September 1 and December 1 of each Contract Year (i.e., each installment shall be equal to one-fourth of the aggregate cash sponsorship fee due in such Contract Year), except that if the official opening is after March 1 and before June 1, the first installment of the Year 1 payment may be paid on the official opening date, and if the official opening is after June 1 and before the first Game of that NFL Season, NovaCare shall pay $300,000 on June 1, the amount of the first and second installment of the year 1 payment in excess of such $300,000 payment (i.e., an additional $400,000) on the official opening date, and the two remaining installments of $350,000 each on September 1 and December 1.

     E. Notwithstanding the provisions of Article V.B. or C., if the NovaCare Complex officially opens at any time during any Contract Year in which the aggregate cash sponsorship fee would otherwise have been $900,000 and the Eagles Team has already played one or more Games, the aggregate amount due in that Contract Year shall be $900,000 plus an additional amount equal to (i) $500,000 multiplied by (ii) a fraction, the numerator of which shall be the remaining number of Games the Eagles Team is scheduled to play during the balance of the applicable NFL Season and the denominator of which shall be the total number of Games the Eagles Team is scheduled to play during that NFL Season. (For example, if the Eagles Team has played four pre-season and six regular season Games out of a schedule of twenty Games, the fraction will be 10/20 and the additional amount due will be $250,000). If the official opening occurs after June 1 but prior to September 1, one-half of the additional amount shall be paid on each of the September 1 and November 1 payment dates in the applicable Contract Year. If the official opening occurs after September 1, the entire additional amount shall be paid on the November 1 payment date in the applicable Contract Year (if the opening has occurred by that date) or the December 15 of that Contract Year (if the official opening occurs after November 1 but before the conclusion of the applicable NFL Season). The aggregate cash sponsorship fee for the full Contract Year immediately following the Contract Year in which the official opening occurs shall be the amount set forth next to "Year 2" on Exhibit B and the aggregate cash sponsorship fee for each succeeding Contract Year shall be the amount set forth on Exhibit B for years 3-25, as applicable. Such aggregate amounts shall be paid in four equal installments on March 1, June 1, September 1 and December 1 of each Contract Year.

     F. All cash payments due to Eagles shall be made by wire transfer of immediately available funds over the U.S. federal reserve wire transfer system to the account described on Exhibit E, unless the Eagles shall designate another account to NovaCare at least five (5) business days prior to the date the payment is due. If any payment date is not a business day, the payment shall be due on the next immediately succeeding business day. All payments shall be made in U.S. dollars without set-off, reduction, or withholding of any kind (unless NovaCare

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shall have obtained a final and non-appealable determination that it is owed an amount by the Eagles, in which case it may set-off the unpaid portion of such amount) and time shall be of the essence with respect to each payment.

     G. If any amount payable under this Agreement is not paid when due, such amount shall bear interest until paid at the rate of 1.0% per month (or the maximum rate of interest permitted by law from time to time if 1% per month exceeds such maximum rate) but the paying of interest shall not limit any other rights or remedies of the party to which such amount is owed may have.

     H. NovaCare shall provide (and if it does not or cannot itself provide, shall pay) for all rehabilitation, occupational therapy, physical therapy, conditioning and nutritional services for the Eagles, and the coaches and current and (subject to the next sentence) former players of the Eagles Team, except that NovaCare shall not be obligated to provide or pay for any nutritional services or general fitness related services for the coaches and front office staff of the Eagles unless the provisions of such nutritional and/or fitness related services have been authorized by the Eagles and are reimbursable under applicable payor (which shall not be construed to be the Eagles under any circumstances) arrangements. NovaCare's obligations under the preceding sentence shall include, without limitation, providing all such services to former Eagles players in locations where NovaCare maintains an outpatient rehabilitation center. Except in situations where a current or former player or coach, as applicable, specifically requests or independently seeks such services from a provider other than NovaCare (in which case NovaCare shall have no obligation to pay for such service), NovaCare shall have both the obligation and the right to provide or pay for all such rehabilitation, conditioning and nutritional services to such individuals. NovaCare shall have the right, however, to bill the appropriate payors (which shall not be construed to be the Eagles under any circumstance) for rehabilitation and for related medical supplies and services provided at NovaCare centers or NovaCare locations other than the outpatient clinic it may construct at the NovaCare Complex or other facilities at the NovaCare Complex. NovaCare acknowledges that under the Training Staffs current practice substantially all injuries or conditions requiring the type of services rendered at off-site NovaCare centers or locations are provided on-site for players, coaches and staff residing in the Territory and that no payor is filed or such services, that it is the intention of the Eagles to cause its Training Staff to continue such practice during the Term and that NovaCare shall not cause or attempt to cause the Training Staff to change its current practice with respect to the use of such off-site or outside providers. NovaCare shall not have the right to bill any payor for services to the Eagles, its players, coaches or staff other than in accordance with this
Article V.H.

     I. (i) Subject to Article V.I(ii) below, during the Term NovaCare shall pay all compensation and other costs of the type set forth on Exhibit F associated with the employment of the current Training Staff. It is the understanding of the parties that so long as each member of the current Training Staff remains employed, he or she shall have a total compensation package that is at least equal to what he or she would have received if employed by the Eagles and that the Eagles would generally compensate such staff in an amount comparable to what similar training staff employed at other major market NFL teams receive, with perquisites

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consistent with what comparable Eagles employees receive ("Prevailing NFL
Wage"). Exhibit F sets forth the total compensation obligation that the Eagles reasonably expect to be due to the current members of the Training Staff in the 1997-99 Contract Years and NovaCare shall pay all such amounts plus any additional amounts necessary to pay any current members of the Training Staff a Prevailing NFL Wage during the term of their employment with the Eagles, except that any person bound by an employment agreement shall receive at least the amount set forth in his or her employment agreement during the term of such agreement. If the Head Trainer, the first assistant to the Head Trainer or the Head Strength and Conditioning coach currently employed by the Eagles are replaced at any time during the Term in accordance with this Agreement, and the Eagles select a replacement that is not then employed by NovaCare, NovaCare shall be obligated to compensate the replacement at an amount equal to the Prevailing NFL Wage if so requested by the Eagles because, in its reasonable business judgment, the services of such replacement could not reasonably be expected to be obtained at a lower amount. The total compensation of any new member of the Training Staff that is a NovaCare employee at the time of his or her selection, in accordance with Article V.I(ii) below (including any person selected to be Head Trainer, the first assistant to the Head Trainer or the Head Strength and Conditioning Coach), shall be determined in accordance with NovaCare's employment policies, subject to reasonable consultation with the Eagles, and need not be equal to the Prevailing NFL Wage. If the parties are unable to obtain sufficient information about the Prevailing NFL Wage in any Contract Year in which a Prevailing NFL Wage is due to a member of the Training Staff, the aggregate compensation of the applicable member of the Training Staff shall be increased by an amount agreed by the parties or, if they cannot agree, by the rate of increase in the compensation of the coaching staff of the Eagles Team (exclusive of the head coach and bonuses based upon team performance).

          (ii) Not later than the end of the current NFL Season, the Eagles and NovaCare shall take all steps necessary to cause the current members of the Eagles' Training Staff to become employees of NovaCare. If the Eagles wish to hire new members of the Training Staff or make any material changes in the day-to-day reporting functions of the Training Staff during the Term, the Eagles shall consult with NovaCare with respect to any possible new hires or reporting function changes and, except with respect to the positions of Head Trainer, first assistant to the Head Trainer and Head Strength and Coordinating Coach, shall select a person proposed for its approval by NovaCare, the Eagles' approval not to be unreasonably withheld. With respect to the positions of Head Trainer, first assistant to the Head Trainer and Head Strength and Coordinating Coach, the Eagles shall consider any qualified candidates recommended by NovaCare that satisfy any criteria established by the Eagles, as well as any candidates separately identified by the Eagles, but ultimately shall have the right to make selections for those positions in its sole discretion. Subject to compliance with Laws, the Eagles shall retain all final termination and management authority with respect to the Training Staff, including the right to delegate to the Head Trainer final decision-making ability within the areas of the Head Trainer's functions; provided, however, that the Eagles shall not require NovaCare to hire any person for the Training Staff unless that person agrees not to accept any compensation or other remuneration from a Category Competitor, other than dividends or distributions with respect to publicly traded securities. Except as expressly set forth in this

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Article V.I, NovaCare shall not have any consultation rights with respect to any other hiring or reporting functions of Eagles' personnel, and expressly recognizes that the Eagles' medical director and ancillary medical personnel are currently provided (and may in the future continue to be provided) through other Eagles' sponsors.

     J. NovaCare shall provide attire to the Training Staff featuring the Eagles' and NovaCare's logos at NovaCare's expense. All staff attire must be approved by the Eagles and NovaCare and must comply with NFL Rules. NovaCare acknowledges that under current NFL Rule, the Training Staff may not wear such attire during game day; the Eagles shall however, authorize the wearing of such attire to the extent permitted by any future changes in NFL Rules. All travel expenses of the Training Staff for Eagles-related activities will be the responsibility of the Eagles.

     K. NovaCare shall provide, at its sole expense, the quantity and quality of all medical and training supplies, and all rehabilitation equipment, generally used by a majority of NFL teams from time to time during the Term that is of the type or within the categories set forth on Exhibit C (the "Required Supplies and Equipment"). If in any Contract Year the Eagles shall request any type or quantity of supplies or equipment that NovaCare does not believe it is obligated to provide at its expense, NovaCare shall promptly set forth the basis of its objection in writing and the parties shall thereafter negotiate in good faith to resolve their differences; each party shall, however, retain the right to seek arbitration under Article XXII. Until its objection is resolved, NovaCare shall continue to supply the quantity and quality of medical and training supplies, and the rehabilitation equipment of the type set forth on Exhibit C, it believes are generally used by a majority of NFL teams at that time (and in any event at least the Required Supplies and Equipment it provided in the immediately prior NFL Season).

VI.  NovaCare Marketing; Production and Approval of Promotional and Marketing
     ------------------------------------------------------------------------
Materials
---------

     A. Subject to the limitations set forth in this Agreement, (i) NovaCare shall have the right to use the Licensed Marks in connection with promoting and advertising its rights as a sponsor of the Eagles and as the exclusive provider (or "official provider" or any similar designation approved by the Eagles in their reasonable discretion) to the Eagles Team of products or services in the Category ("NovaCare Marketing"), as well as the right to use the Name and, so long as it satisfies the definition of Category Competitor, the Licensed Marks for general promotion, advertising and business purposes, but may not use the Licensed Marks or the Name for the purpose of promoting or advertising products or services not included in the Category or, subject to Article XIII.B, in conjunction with any name other than the "NovaCare" name used alone or in conjunction with a generic description relating to the Category (such as NovaCare Nutrition), and (ii) the Eagles shall have the right to use the NovaCare Marks to perform its obligations to NovaCare under this Agreement, the right to use the Name for general promotion, advertising and business purposes, and the exclusive right to exploit commercially the Name on products and merchandise.

     B.   Notwithstanding anything to the contrary contained in this Agreement,
(i) all commercials, advertisements, promotions and other activities authorized by the Eagles under this

Agreement, whether constituting a Promotion or any aspect of NovaCare Marketing, and all proposed uses of the NovaCare Marks at the NovaCare Complex (including as part of the Name) shall be subject to the Eagles' review and prior approval, which may be granted or withheld in the Eagles' reasonable discretion, (ii) all uses by the Eagles of the NovaCare Marks that are authorized under this Agreement shall be subject to NovaCare's review and prior approval, which may be granted or withheld in NovaCare's reasonable discretion. In order to facilitate each party s review and to maintain the high standards, style, appearance, propriety and quality associated with each party and its employees, if either NovaCare wishes to use the Licensed Marks, or the Eagles wish to use the NovaCare Marks, it shall submit to the other party the concept, keylines, artwork, video, audio and/or storyboard for any proposed commercial, advertisement or promotion using the Licensed Marks or NovaCare Marks, as the case may be, before commencing production of any such commercial, advertisement or promotion or undertaking such activity (or representing to a third party that it will be authorized to conduct or execute such commercial, advertisement, promotion or activity). Once the Eagles have approved any particular proposed use of the Licensed Marks or NovaCare has approved any proposed use of the NovaCare Marks, the party that has received the approval may make additional uses of the Licensed Marks or the NovaCare Marks, as the case may be, that are similar to the approved use, except that the party that received the approval shall cease any similar use within a reasonable time if the other party reasonably objects.

     C. (i) With respect to each element of a Promotion or of NovaCare Marketing which includes material to be broadcast, published, distributed or displayed, NovaCare shall prepare and produce such material, at NovaCare's sole expense, in final form and shall provide such material to the Eagles at least thirty (30) days prior to the first date on which such Promotion or NovaCare Marketing is to be broadcast, published, distributed or displayed. The form, content and presentation of each Promotion or NovaCare Marketing shall be subject to the approval of the Eagles, the Use Restrictions and the Standards and Practices of the applicable broadcasters, telecasters or publishers. Any commercial or government censor and/or clearance requirements, and all matters and costs with respect to any NovaCare Marketing or the fulfillment of any Promotion opportunity granted to it by the Eagles under this Agreement (e.g., the cost of producing a commercial but not the cost of the television time granted to it), shall be the sole responsibility, financial and otherwise, of NovaCare, except to the extent set forth in Article III.B or elsewhere in this Agreement.

          (ii) With respect to each authorized use of the NovaCare Marks to be made by the Eagles which includes material to be broadcast, published, distributed or displayed, the Eagles shall prepare and produce such material, at the Eagles sole expense, in final form and shall provide such material to NovaCare at least thirty (30) days prior to the first date on which such material is to be broadcast, published, distributed or displayed. The form, content and presentation of such material shall be subject to the approval of NovaCare, the Use Restrictions and the Standards and Practices of the applicable broadcasters, telecasters or publishers. Any commercial or government censor and/or clearance requirements, and all matters and costs with respect to any such material, shall be the sole responsibility, financial and otherwise, of the Eagles, except to the extent expressly set forth in this Agreement.

     D. Each party shall use its best efforts to notify the other, in writing, of its approval or disapproval of a submitted item or materials (a "Proposal") within ten (10) business days after its receipt of the Proposal. In the event the receiving party has not notified the party making the Proposal of its approval or disapproval of the Proposal within such 10-day period, the party making the Proposal shall notify the receiving party in writing of that fact. Upon receipt of such written notice, the receiving party shall have until the end of the next business day either to approve or disapprove the Proposal. If the receiving party has not responded by the end of the next business day, the Proposal shall be deemed approved. After a Proposal has been approved, the party making the Proposal shall not depart from the Proposal in any material respect without the further review and prior approval of the receiving party.

     E. Under no circumstances shall the Eagles approve "Lotteries," "games of chance" or any other type of Promotion or NovaCare Marketing which the Eagles, in their sole discretion, believes reflects unfavorably upon or disparages the Eagles or their players, coaches or staff.

     F. The rights granted to NovaCare under this Agreement shall not be construed to include the right to manufacture, distribute, give away or sell any product which incorporates any Licensed Mark or to use the Licensed Mark in combination with the name, logo, trademark or other intellectual property of any party other than NovaCare or any NovaCare subsidiary to which it is permitted to assign its rights under this Agreement pursuant to Article XII.A(ii).

     G. Each party's approval of any materials submitted to it is conditioned upon the submitting party causing such materials to be in compliance with all Laws and Use Restrictions, and any approval should not, therefore, imply a representation that the approving party believes that such materials comply with all Laws and Use Restrictions.

VII. Goodwill And Property Rights
     ----------------------------

     A. NovaCare recognizes that (i) a portion of the value of the Licensed Marks is attributable to goodwill, (ii) the goodwill attached to the Licensed Marks belongs exclusively to the Eagles and/or an NFL Entity and (iii) such Licensed Marks have secondary meanings in the minds of the public. NovaCare shall not, during the Term or thereafter, challenge the property rights of the Eagles or of any NFL Entity in and to the Licensed Marks, or challenge the validity of the Licensed Marks and the Eagles' right to grant rights and licenses relating to the Licensed Marks (other than grants that constitute a breach of NovaCare's rights under this Agreement), including, without limitation, the rights and licenses granted under this Agreement.

     B. The Eagles recognize that (i) a portion of the value of the NovaCare Marks is attributable to goodwill; (ii) the goodwill attached to the NovaCare Marks belongs exclusively to NovaCare, and (iii) such NovaCare Marks have secondary meanings in the minds of the public. The Eagles shall not, during the Term or thereafter, challenge the property rights of NovaCare in and to the NovaCare Marks or challenge the validity of the NovaCare Marks and NovaCare's right to grant rights and licenses relating to the NovaCare Marks (other than grants that constitute a breach of Eagles rights under this Agreement), including, without limitation, the rights and licenses granted under this Agreement.

      C. Notwithstanding anything to the contrary contained in this Agreement, the Eagles shall own and control all copyrights and trademarks including the Licensed Marks and NovaCare shall own and control all copyrights and trademarks including the NovaCare Marks. Nothing in this Agreement serves to assign, convey or transfer any ownership right in any Licensed Mark to NovaCare, or any NovaCare Marks to the Eagles. No copyright or trademark involving or making use of a Licensed Mark may be procured or claimed by NovaCare without the prior written permission of the Eagles, and any such copyright or trademark shall be owned by and registered in the name of the Eagles or another entity designated by the Eagles. No copyright or trademark involving or making use of a NovaCare Mark may be procured or claimed by the Eagles without the prior written permission of NovaCare, and any such copyright or trademark shall be owned by and registered in the name of NovaCare or another entity designated by NovaCare. NovaCare shall cause to appear on all materials used in the Promotions or NovaCare Marketing or otherwise used or created in the exercise of the rights granted to it under this Agreement appropriate copyright and/or trademark notices in the name of the Eagles or an NFL Entity, as designated by the Eagles. The Eagles shall cause to appear on all materials it uses or creates in the exercise of its rights under this Agreement that use the NovaCare Marks an appropriate copyright and/or trademark notice in the name of NovaCare.

VIII. Substitution for Unavailable Promotions: Changes in Technology
      --------------------------------------------------------------

      A. NovaCare and Eagles acknowledge and agree that given an expected Term of approximately twenty-nine years, certain of the Promotions may become unavailable (e.g., due to cancellation of a particular television show), or impossible or impracticable to provide, or may impose an economic burden on the Eagles materially greater than the burden it could reasonably have expected to incur on the date hereof (each an "Unavailable Promotion"). Subject to Article IX.B(ii), the Eagles shall satisfy its obligations under this Agreement with respect to any Unavailable Promotion if it offers to provide, in lieu of such Unavailable Promotion, a different promotion, advertisement or marketing right having substantially the same promotional value as the Unavailable Promotion, as determined by the agreement of the parties (or if they cannot agree by an arbitrator in accordance with Article XXII).

      B. Certain of the Promotions set forth on Exhibit A require NovaCare to deliver materials in a particular medium or format (e.g., Beta SP tapes). The parties agree that if any such medium or format is generally superseded by a new medium or format in the applicable industry, NovaCare shall supply such material in the generally accepted medium or format if requested by the Eagles.

IX.   Termination
      -----------

      A. This Agreement may be terminated by either party upon notice to the other if any of the following shall occur:

          (i) The relocation by the Eagles of the playing site of the home Games of the Eagles Team to a stadium outside the geographic area currently comprising the Philadelphia Designated Marketing Area (as defined by Neilson Co.).

          (ii) If the other party shall apply for or consent to the appointment of a receiver, judicial manager, trustee, or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization of it or appointing a receiver, trustee, or liquidator of such party or of all or a substantial part of its assets, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

          (iii) A final, non-appealable determination is made that the other party has committed a material breach of this Agreement.

     B. This Agreement may be terminated by NovaCare upon notice to the Eagles if any of the following shall occur:

          (i) Ground is not broken on the NovaCare Complex on or prior to July 31, 2001 or the NovaCare Complex does not officially open on or prior to July 31, 2004. These rights must be exercised by NovaCare by notice to the Eagles not later than August 31, 2001 and August 31, 2004, respectively; if the right to terminate because of the failure to break ground by July 31, 2001 is not exercised by August 31, 2001, it may not be exercised in that Contract Year and the right to terminate for the failure of the NovaCare Complex to be officially opened shall be postponed until July 31, 2005 (and must be exercised by August 31, 2005). If, however, ground is not broken by July 31 in any Contract Year subsequent to the 2001 Contract Year, NovaCare shall have the right to terminate this Agreement by notice to the Eagles given by August 31 of that Contract Year; if such termination right is not exercised by that August 31 such termination right shall again lapse as to that Contract Year and the right to terminate for the failure of the NovaCare Complex to be completed (and the date by which notice of exercise of that termination right is due) shall each be postponed for one additional year. The Eagles acknowledge that if NovaCare exercises its termination right pursuant to this Article IX.B(i) NovaCare will have suffered damages, the amount of which cannot be measured with precision. Accordingly, upon exercise of the termination right by NovaCare with respect to the failure to break ground, the Eagles shall pay NovaCare, as liquidated damages and not as a penalty, the amount of Four Hundred Thousand Dollars ($400,000) not later than the sixtieth (60th) day after notice of termination is given. Such liquidated damages amount shall be NovaCare's sole and exclusive remedy for the failure of the NovaCare Complex to be constructed, the loss of any related opportunities, Promotions or NovaCare Marketing, and the termination of this Agreement, but shall not limit the recourse of NovaCare for any other breaches of this Agreement unrelated to such failure, loss or termination.

          (ii) Notwithstanding anything to the contrary in Articles VIII.A and XXI, if following the official opening of the NovaCare Complex there shall be a final, non-appealable determination that all or substantially all of the naming rights granted to NovaCare under Article III.B are unavailable to NovaCare, except that if the unavailability is the result of any act or omission of NovaCare the effective date of the termination shall not be until eighteen months after the notice is given.

     C. This Agreement may be terminated by the Eagles upon notice to NovaCare if any of the following shall occur:

          (i) NovaCare fails to make any installment payment of the cash sponsorship fee within five business days after receiving a notice from the Eagles that such amount is past due.

          (ii) Ground is not broken on the NovaCare Complex on or prior to July 31, 2003. This right must be exercised by the Eagles by notice to NovaCare not later than August 31, 2003; if the termination option is not exercised by August 31, 2003, it may not be exercised in that Contract Year. If, however, ground is not broken by July 31 in any subsequent Contract Year, the Eagles will have the right to terminate this Agreement by notice to NovaCare given by August 31 of that Contract Year, when the right shall again lapse as to that Contract Year. The Eagles acknowledges that if it exercises its termination right pursuant to this Article IX.C(ii), NovaCare will have suffered damages, the amount of which cannot be measured with precision. Accordingly, upon exercise of this termination right by the Eagles with respect to the failure to break ground, the Eagles shall pay NovaCare, as liquidated damages and not as a penalty, the amount of Four Hundred Thousand Dollars ($400,000) not later than the sixtieth
(60th) day after notice of termination is given. Such liquidated damages shall be NovaCare's sole and exclusive remedy for the failure of the NovaCare Complex to be constructed, the loss of any related opportunities, Promotions or NovaCare Marketing, and the termination of this Agreement, but shall not limit the recourse of NovaCare for any other breaches of this Agreement unrelated to such failure, loss or termination.

     D.   Upon termination of this Agreement in accordance with this Article IX:

          (i) NovaCare shall promptly cease all new uses of the Licensed Marks and the title name of the NovaCare Complex, shall cause all prior uses of the Licensed Marks and title name to cease during the succeeding 180 days and, not later than thirty days after the giving of termination notice, shall pay the Eagles all consideration due and payable (whether in cash or in kind) through the date of termination, together, if the termination occurs (x) prior to the official opening of the NovaCare Complex and during the NFL Season, with a pro rata amount (based on the number of Games played versus the total number of Games scheduled) of any additional consideration that would have been due in that Contract Year or (y) after the official opening of the NovaCare Complex with a pro rata amount (based on the number of days elapsed in the Contract
Year) of any additional consideration that would have been due in that Contract Year.

          (ii) The Eagles shall promptly cease all new uses of the NovaCare Marks and the Name, and shall cause all prior uses of the NovaCare Marks and the Name, other than on permanent signage, to cease during the succeeding period of 180 days. The Eagles shall use reasonable commercial efforts to remove any permanent signage using the NovaCare Marks or the Name during such 180 day period, subject to extension for any delay caused by the failure to obtain any required governmental or third party approval notwithstanding its reasonable efforts to obtain such approval. NovaCare shall pay all expenses of removal (including the costs associated with obtaining any such approval) if the reason for the termination is an event under
Article IX.A(ii) or (iii) with respect to it or an event under Article IX.C(i).

X.   Indemnification Against Claims of Third Parties
     -----------------------------------------------

     A. The Eagles shall indemnify NovaCare and hold NovaCare harmless from and against any and all losses, costs, expenses, damages and liabilities including, without limitation, reasonable attorneys' fees and other expenses of defense (collectively "Liabilities and Expenses") incurred in connection with or arising from any claim, suit, demand, litigation, arbitration, governmental inquiry or other proceeding (a "Proceeding") commenced by any third party based upon (i) the Eagles' misrepresentation in or breach of this Agreement, or (ii) any claim that the Licensed Marks or the grant of rights to NovaCare under this Agreement infringe the rights of any third party, or (iii) any claim relating to or arising from the Eagles' operation of the NovaCare Complex, excepting only those claims arising from or relating to the operation of clinic to be constructed by NovaCare at the site of the NovaCare Complex or NovaCare's negligence or willful misconduct.

     B. NovaCare shall indemnify the Eagles and hold the Eagles harmless from and against any and all Liabilities and Expenses arising from any Proceeding commenced by any third party alleging or arising from (i) NovaCare's misrepresentation in or breach of this Agreement, (ii) any claim that the NovaCare Marks or the grant of rights to the Eagles under this Agreement infringe the rights of any third party, (iii) any claim relating to the advertising or promotion of NovaCare's products or services or any harm or damage to any person or property as a result of any act or omission of NovaCare or persons associated with it in the care or treatment of any person, including, without limitation, any malpractice claim (the claims described in this clause
(iii) being collectively referred to as the "Treatment Claims"), or (iv) any claim relating to or arising from NovaCare's operation of the clinic it may construct at the site of the NovaCare Complex, excepting only those claims arising from or relating to the Eagles operation of the remainder of the NovaCare Complex or the Eagles' negligence or willful misconduct.

     C. With respect to each separate matter brought by any third person against which a party (referred to as the "Indemnitee") is indemnified by the other party (referred to as the "Indemnitor") under this Article, the Indemnitor shall be responsible, at its sole cost and expense, for controlling, litigating, defending and/or otherwise attempting to resolve any Proceeding underlying such matter, except that (i) the Indemnitee may, at its option, participate in such defense or resolution at its expense and through counsel of its choice; (ii) if the Indemnitor does not promptly and diligently pursue such defense or resolution, the Indemnitee may, at its option, assume control of such defense or resolution provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee under this Agreement;
(iii) the Eagles and/or an NFL Entity shall control any and all Proceedings in which the Licensed Marks (but no NovaCare Marks) are involved; (iv) NovaCare shall control any and all Proceedings in which the NovaCare Marks (but no Licensed Marks) are involved; (v) the parties shall cooperate in the defense of any Proceeding involving both the Licensed Marks and the NovaCare Marks based on the principle that, to the extent practicable and not disadvantageous to the other party, NovaCare shall control all decisions relating to the NovaCare Marks and the Eagles and/or an NFL Entity shall control all decisions relating to the Licensed Marks, and that either party may seek to have claims relating to its marks be severed, and (vi) neither Indemnitor nor Indemnitee shall agree to any settlement without the Indemnitee's prior written consent (which shall not be unreasonably withheld or delayed). In any event, Indemnitor and Indemnitee shall in good faith cooperate with each other and their respective counsel with respect to all such Proceedings.

      D. With respect to each and every matter with respect to which any indemnification may be sought hereunder ("Indemnified Matter"), upon the Indemnitee's receipt of written notice pertaining to such Indemnified Matter, Indemnitee shall promptly give reasonably detailed written notice to the Indemnitor of the nature of such Indemnified Matter and the amount demanded or claimed in connection therewith but the failure to give such notice shall not affect its right to indemnification under this Agreement except to the extent the ability of the Indemnitor to defend the action is adversely affected.

XI.   Entire Agreement: Amendment
      ---------------------------

      This Agreement constitutes the entire agreement between NovaCare and the Eagles with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. The Agreement may be amended or supplemented only by a writing signed by NovaCare and Eagles.

XII.  Governing Law: NFL Requirements
      -------------------------------

      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely in Pennsylvania. The parties' rights and obligations under this Agreement shall in each case be subject to all NFL Rules.

XIII. Assignment: Name Changes
      ------------------------

      A. Neither party may assign its rights, or delegate its duties under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that each party may assign all of its rights and delegate all of its duties under this Agreement to an assignee of all or substantially all of its assets (or to any legal successor by merger, consolidation or otherwise) without the other's consent; each party may withhold its consent to any partial assignment or partial delegation in its sole discretion but otherwise may not unreasonably withhold its consent. No assignment or delegation shall be permissible unless the assignee or delegate assumes in writing the obligations of the assigning or delegating party under this Agreement and, in the case of NovaCare, provides evidence reasonably satisfactory to the Eagles of the assignee's ability to pay the required cash sponsorship fees and furnish the Required Products and Services hereunder and, in the case of the Eagles, provides evidence reasonably satisfactory to NovaCare of its legal authority to assume and perform the Eagles' obligations under this Agreement. Notwithstanding the foregoing, (i) the Eagles shall have the right to assign to a commercial or institutional lender or other third party, or to an affiliate or subsidiary of the Eagles organized to facilitate development of the NovaCare Complex, all or any portion of its right to the cash sponsorship fees under this Agreement, provided the assignee's right to receive such payments is subject to any defenses NovaCare may have under this Agreement with respect to its obligations to pay, the Eagles remains liable for its obligations under this Agreement and the assignee acknowledges in writing NovaCare's rights under this Agreement, and (ii) NovaCare shall have the right to assign one or more of the Promotions to any direct or indirect subsidiary that does business under the "NovaCare" name (or the NovaCare name in conjunction with a generic term relating to the Category, such as NovaCare Nutrition) and that only engages in the sale of products or services in the Category and other business activities not material to its operations, provided that NovaCare owns both legally and beneficially at least 80% of all outstanding shares of each class of capital stock of such subsidiary, the remaining 20% of such class has been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is widely held, and the assignee acknowledges in writing that the right or rights assigned to it are subject to the terms of this Agreement. Any assignment or delegation not in compliance with this Article XIII. A shall be void.

     B. If NovaCare assigns this Agreement to an assignee of all or substantially all of its assets (or to any legal successor by merger, consolidation or otherwise) in accordance with Article XIII.A or if NovaCare changes its name or makes a generally applicable change in the NovaCare Marks, NovaCare shall be entitled to rename the NovaCare Complex, cause the signage or other recognition indicia at the NovaCare Complex to be changed and use the new name in any Promotion using the Licensed Marks or the Name. If NovaCare exercises its rights under the preceding sentence it shall consult with the Eagles and obtain the Eagles' approval of any new name, which the Eagles shall not unreasonably withhold. If NovaCare requests that any signage at the NovaCare Complex or other recognition indica be changed, either as the result of a renaming or a change in the NovaCare Marks, it shall pay all costs incurred by the Eagles or its affiliates in effectuating the signage and/or other recognition changes, all of which shall comply with the Use Restrictions and be approved by the Eagles (such approval not to be unreasonably withheld), and shall pay all other reasonable out of pocket costs incurred by the Eagles in connection with the name change.

XIV. No Waiver
     ---------

     No failure of any party to give notice of or to seek a remedy for any violation of this Agreement or to insist on strict performance hereunder shall reduce, impair or affect such party's right to later seek such remedy or insist on such performance with respect to the same or any other violation or failure, regardless of such party's knowledge or lack of knowledge thereof.

XV.   Relationship of the Parties
      ---------------------------

      The relationship of NovaCare and the Eagles hereunder shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors. NovaCare and the Eagles acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

XVI.  Notices
      -------

      All notices and other communications provided for hereunder shall be in writing and shall be deemed effective only if and when delivered by hand, mailed by prepaid certified or registered United States mail (return receipt requested) or delivered by overnight courier service, addressed as follows:

      If to NovaCare:                            If to Eagles:
      --------------                             ------------
      NovaCare, Inc.                             Philadelphia Eagles Limited Partnership
      1016 West Ninth Avenue                     3501 South Broad Street
      King of Prussia, Pennsylvania 19406        Philadelphia, Pennsylvania 19148-5298
      Att:  Timothy E. Foster                    Att:  Len Komoroski
            Chief Executive Officer

                                                 with a copy to the same address to the
      with a copy to the same address to the     attention of Joe Banner
      attention of the General Counsel.

or such other address as is given by notice.

XVII. Confidentiality
      ---------------

      A. The parties may publicly disclose the existence of this Agreement but shall not disclose to any Person its financial terms, except as expressly permitted below.

      B. The parties shall consult with and cooperate with one another on the content and timing of all announcements relating to this Agreement.

      C. Anything in this Article XXV to the contrary notwithstanding, (i) the parties may disclose the financial terms of this Agreement (x) which have been publicly disclosed (other than by a party in breach of its obligations under this Article XVII), (y) to the extent that a party is or may become legally compelled to disclose such information, and (z) to their respective owners, officers, directors, attorneys, accountants and advisors, subject to equivalent confidentiality requirements if it advises such persons of the confidentiality requirements of this Agreement, and (ii) the Eagles may disclose such information to any NFL Entity, the NFL Players' Association, any auditors operating pursuant to the Collective Bargaining Agreement with the NFL Players'

Association, the Eagles' lenders and any parties involved in the planning, development, financing or construction of the NovaCare Complex.

XVIII. Eagles Players: Endorsements
       ----------------------------

       This Agreement does not grant to NovaCare any rights with respect to the use of the names or likenesses of Eagles players or coaches. NovaCare further acknowledges that it shall not use the name or likeness of any player, coach or staff person, as to constitute an endorsement of NovaCare or any of its products or services unless NovaCare shall have first obtained the express written consent of such player, coach or staff person.

XIX.   Representations and Warranties
       ------------------------------

       Each party hereto represents and warrants to the other that:

               a) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate or partnership action;

               b) this Agreement constitutes the legally valid and binding obligation of such party; and

               c) the execution, delivery and performance of this Agreement will not violate or constitute a breach or default under any other agreement by which it is bound.

XX.    No Third-Party Beneficiaries
       ----------------------------

       Nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement.

XXI.   Invalidity
       ----------

       If any provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. To the extent that any determination of invalidity or unenforceability results in (i) NovaCare not having one or more of the Promotions, the Eagles shall, if NovaCare has not exercised any rights it may have under Article IX.B(ii), offer a different promotion, advertisement or marketing right having substantially the same promotional value as the Promotion not available to NovaCare, as determined by the agreement of the parties (or if they cannot agree, by an arbitrator in accordance with Article XXII), or (ii) the Eagles not receiving any Required Products and Services, NovaCare shall offer different medical, training or rehabilitation products, services or equipment required by the Eagles having substantially the same value as the Required Products and Services not received, or an increase in the cash sponsorship fee equal to the retail value of Required Products and Services not received, in each case as determined by the agreement of the parties (or if they cannot agree by an arbitration in accordance with Article XXII).

XXII.  Arbitration:  Competent Courts
       ------------------------------

       A. Except as otherwise expressly provided below, any and all disputes, controversies, claims and differences between the parties arising out of or relating to this Agreement, or any breach thereof, which cannot be settled through correspondence and mutual consultation of the parties, shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association ("AAA"). The parties shall select a single arbitrator, or if they cannot agree on an arbitrator, the AAA shall select such single arbitrator. If either party does not participate in the selection of the arbitrator within ten
(10) days after service of the notice of demand for arbitration, then the AAA shall select such arbitrator. Arbitration proceedings shall be held in Philadelphia, Pennsylvania unless otherwise agreed to by the parties in writing. The decision of the arbitrator shall be rendered within ninety (90) days of the date on which arbitration proceedings are initiated, shall be final and binding upon the parties hereto, shall not be subject to appeal and shall deal with the questions of costs of the arbitration and all matters related thereto. The arbitrator shall not be entitled to award punitive damages. Judgment upon the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof (it being agreed by the parties that the Courts of Common Pleas of Philadelphia, Pennsylvania have jurisdiction over them and the subject matter hereof), or application may be made to such court for a judicial recognition of the arbitration award or an order of enforcement thereof, as the case may be. This agreement to arbitrate shall be specifically enforceable by the parties, and they acknowledge and agree that, except as provided in the last sentence of this Article XXII, they intend that all disputes, controversies or claims of any kind, including disputes over whether and how to arbitrate, shall be arbitrated. Notwithstanding this Article XXII, both parties acknowledge and agree that equitable relief may be sought in any court of competent jurisdiction in connection with the provisions of Articles XIII and XXIII.

       B. To the extent provided in Article XXII.A, each party irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of the Commonwealth of Pennsylvania located in Philadelphia or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings arising hereunder and irrevocably agrees to service of process by registered or certified mail, return receipt requested, to such party's address set forth herein.

XXIII. Equitable Relief
       ----------------

       The parties acknowledge that the rights granted under this Agreement by the Eagles with respect to the Licensed Marks and by NovaCare with respect to the NovaCare Marks, and the naming rights exclusively granted to NovaCare under
Article III.B, possess a special, unique and extraordinary character that makes difficult the assessment of monetary damages that would be sustained by the Eagles as a result of any unauthorized use of any Licensed Mark or NovaCare as a result of any unauthorized use of the NovaCare Marks or infringement of its exclusive naming rights under Article III.B. Accordingly, in the event of any unauthorized use of any Licensed Mark by NovaCare (or a party authorized or licensed by NovaCare), or any unauthorized use of any NovaCare Mark by the Eagles (or a party authorized or licensed by the Eagles), or any infringement of NovaCare's exclusive naming rights under Article III.B the party so harmed shall, in addition to such other contractual, legal and equitable rights and remedies as may be available to it, have, during the Term and after the termination or expiration of this Agreement, the right to take such reasonable steps as are necessary to prevent any further unauthorized use or infringement of any such Licensed Mark, NovaCare Mark or naming rights, as the case may be, without being required to prove actual damages or furnish a bond or other security, including petitioning a court of competent jurisdiction for a temporary restraining order, a preliminary or permanent injunction and/or a decree for specific performance.

XXIV.  Force Majeure
       -------------

       If any party is unable to perform any of its obligations under this Agreement due to an act of God, war, riot, civil commotion, labor dispute, fire, act of public enemy, enactment of a government act, regulation or rule or any other event which is generally regarded as force majeure (but specifically excluding any lack of funds or credit), such inability to perform shall not make such party liable to the other during the period in which the force majeure is in effect (and for a reasonable period thereafter if the force majeure has resulted in any harm that requires cure, provided the effected party is pursing such cure in a commercially reasonable manner); provided, however, that if any force majeure (including any casualty described in Article XXVI) causes there to be (i) an Unavailable Promotion and the Eagles are unable to provide NovaCare with a promotion, advertising or other right having substantially the same promotional value as the Unavailable Promotion, the parties shall negotiate in good faith a reduction in the consideration due from NovaCare during the pendency of the force majeure that reflects the relative value of the Unavailable Promotion to the value of all of NovaCare's rights under this Agreement (which shall not be construed to have a value in excess of the amount payable to the Eagles in the applicable Contract Year), or (ii) any Required Products and Services to be unavailable to the Eagles and NovaCare is unable to provide the Eagles with other medical, training or rehabilitation products, services or equipment having substantially the same value as the unavailable Required Products and Services, the parties shall negotiate in good faith an increase in the cash sponsorship due to the Eagles during the pendency of the force majeure that reflects the retail value of the unavailable Required Products and Services. The preceding sentence shall not, however, limit the parties' right to terminate in accordance with Article IX.B(i) or IX.C(ii) for the failure to break ground by July 31, 2001 or July 31, 2003, as the case may be.

XXV.   Insurance
       ---------

       The Eagles shall be obligated to maintain insurance reasonable in scope and amount to cover personal injury and property damage arising from use, construction or operation of the

NovaCare Complex and claims of the type described in Article X.A(iii). NovaCare shall be obligated to maintain insurance reasonable in scope and amount to cover personal injury and property damage arising from use, construction or operation of a clinic at the site of the NovaCare Complex and claims of the type described in Article X.B(iv), and to hold the Eagles harmless from any Treatment Claims. Each party shall cause all such policies of insurance to include the other party as an additional named insured and to cover claims arising from acts, omissions or occurrences during the Term even if such claims are made after the end of the Term, and shall furnish the other certificates of insurance evidencing that such insurance is in effect if requested by the other (such requests to be made no more often than twice per Contract Year and not to be made until construction of the NovaCare Complex begins except with respect to coverage for the Treatment Claims, which shall be implemented promptly after the date hereof). Neither party shall cancel any insurance policy it is obligated to have in effect under this Article XXV without giving the other at least thirty days prior notice.

XXVI.   Casualty
        --------

        If the NovaCare Complex is destroyed or otherwise rendered unusable for any reason, the Eagles shall give NovaCare a notice within one year after the casualty event stating whether it will rebuild or restore the NovaCare Complex. If the notice states that the Eagles will not rebuild or restore the NovaCare Complex, NovaCare shall have the right to terminate this Agreement by notice to the Eagles given within the succeeding thirty (30) days. If the notice states that the Eagles will rebuild or restore the NovaCare Complex, NovaCare shall not have the right to terminate this Agreement as the result of the casualty unless the rebuilt or restored NovaCare Complex does not officially open on or prior to the third anniversary of the rebuild notice from the Eagles.

XXVII.  Annual Review
        -------------

        Beginning in 1998, NovaCare shall have the right to request a meeting with the Eagles at least once per Contract Year to request replacements of comparable value of any Promotions set forth on Exhibit A that it no longer wishes to have. The Eagles shall, however, have no obligation to make any replacements requested by NovaCare.

XXVIII. Interpretation
        --------------

        A. All references to "Articles", "Schedules" or "Exhibits" shall be references to the Articles, Schedules and Exhibits of or to this Agreement.

        B. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms. The term "including", whenever used in any provision of this Agreement, means including but without limiting the generality of any description preceding or succeeding such term. Each reference to a person or entity shall include a reference to the successors and assigns of such person or entity.

       C. This Agreement shall be interpreted neutrally and without regard to the party that drafted it and, in particular, no rule of construction shall be applied as against any party that would result in the resolution of an ambiguity contained herein against the drafting party.

       D. The headings of the Articles of this Agreement are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

       E. The parties agree that any provision herein resulting in the Training Staff's disemployment with the NFL is null and void and the parties shall in good faith negotiate an alternative arrangement consistent with the overall intent of this Agreement.

XXIX.  Counterparts
       ------------

       This agreement may be executed in one or more counterparts, which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NOVACARE, INC.                               PHILADELPHIA EAGLES LIMITED
                                             PARTNERSHIP

                                             By: Philadelphia Eagles, Inc.
By: /s/ Timothy E. Foster                        its general partner
   ------------------------------


       Name:_____________________            By: /s/ Joe Banner
       Title:____________________                ---------------------------
                                                 Joe Banner
                                                 Executive Vice President

                            CONSENT AND ASSUMPTION
                            ----------------------

                               November 19, 1999
                               -----------------

          The parties to this Consent and Assumption are NovaCare, Inc., a Delaware corporation, with an office located at 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406 ("NovaCare"), the Philadelphia Eagles Limited Partnership, a Delaware limited partnership with an office located at 3501 South Broad Street, Philadelphia, Pennsylvania 19148-5298 ("Eagles") and Select Medical Corporation, a Delaware corporation with an office at 4718 Old Gettysburg Road, Mechanicsburg, PA 17055.

RECITALS
--------

A. NovaCare and Eagles are parties to a Naming, Promotional and Sponsorship Agreement dated October 1, 1997, as amended (the "Agreement").

B. Select Medical has agreed to purchase the stock of the subsidiaries of NovaCare engaged primarily in the outpatient physical therapy and occupational health rehabilitation services business (the "Transaction").

C. In connection with the Transaction, NovaCare wishes to assign all of its rights and delegate all of its duties under the Agreement to Select Medical (the "Assignment") and has requested that Eagles consent to such assignment and delegation.

D. Eagles has agreed to give such consent, subject to the terms of this Consent and Assumption.

     Accordingly, the parties have agreed as follows:

     1. Novacare and Select Medical represent and warrant to Eagles that they have consummated the Transaction contemporaneously with their execution of this Consent and Assumption.

     2. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Select Medical hereby assumes and agrees to pay, perform and discharge all of Seller's liabilities and obligations under the Agreement, whether matured or unmatured, fixed or contingent ("Liabilities"), and arising on or after the date of this Consent and Assumption. NovaCare hereby agrees that it shall remain liable for and shall pay, perform and discharge all Liabilities that arose prior to the date of this Consent and Assumption.

     3. Select Medical will, at any time and from time to time upon the request of Eagles, execute and deliver or cause to be executed and delivered such other instruments of assumption and take such other actions as may be reasonably requested by Eagles with respect to the assumption by Select Medical of NovaCare's liabilities and obligations under the Agreement.

     4. At Eagles' request, Select Medical shall provide Eagles evidence reasonably satisfactory to Eagles of Select Medical's ability to pay the required cash sponsorship fees and furnish the Required Products and Services (as defined in the Agreement) under the Agreement.

     5.   Subject to paragraphs 1-4, Eagles hereby consents to the Assignment.


                                       NOVA CARE, INC.


                                       By: /s/ Richard Binstein
                                           ----------------------------
                                           Richard Binstein


                                       SELECT MEDICAL CORPORATION


                                       By: /s/ Michael E. Tarvin
                                           ----------------------------
                                           Michael E. Tarvin
                                           Vice President


                                       PHILADELPHIA EAGLES LIMITED PARTNERSHIP

                                       By: Philadelphia Eagles, Inc.


                                       By: /s/ Joe Banner
                                           ----------------------------
                                              Joe Banner
                                              Executive Vice President